Exhibit 99.1

Avenue Therapeutics Announces Pricing of $12 Million Underwritten Public Offering

NEW YORK, Oct. 06, 2022 (GLOBE NEWSWIRE) -- Avenue Therapeutics, Inc. (Nasdaq: ATXI) (“Avenue” or the “Company”), a specialty pharmaceutical company focused on the development and commercialization of therapies for the treatment of central nervous system diseases, today announced the pricing of its underwritten public offering of 3,636,365 common and pre-funded units. Each common unit consists of one share of common stock and one warrant to purchase one share of common stock, and each pre-funded unit consists of one pre-funded warrant to purchase one share of common stock and one warrant to purchase one share of common stock. Each share of common stock (or pre-funded warrant) is being sold together with one warrant at a combined purchase price of $3.30 per common unit (or $3.2999 per pre-funded unit after reducing $0.0001 attributable to the exercise price of the pre-funded warrants).

In addition, Avenue granted the underwriter a 45-day option to purchase additional shares of common stock, representing 15% of the number of shares of common stock (or pre-funded warrants) sold in the base offering and additional warrants, representing up to 15% of the warrants sold in the base offering, solely to cover over-allotments, if any, which would increase the total gross proceeds of the offering to approximately $13.8 million, if the over-allotment option is exercised in full.

The offering is expected to close on October 11, 2022, subject to the satisfaction of customary closing conditions.

Avenue expects to use the net proceeds from the offering, together with its existing cash, to repurchase all of the shares of its common stock held by InvaGen Pharmaceuticals Inc., with the remainder to be used for general corporate purposes and working capital, including the development of its drug product candidates.

Aegis Capital Corp. is acting as sole book-running manager for the offering.

A registration statement on Form S-1 (File No. 333-267206) relating to the offering of the securities was filed with the U.S. Securities and Exchange Commission (SEC) and declared effective by the SEC on October 6, 2022. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Aegis Capital Corp., 1345 Avenue of the Americas, 27th Floor, New York, NY 10105, by telephone at (212) 813-1010 or by email at syndicate@aegiscap.com. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Avenue Therapeutics

Avenue Therapeutics, Inc. (Nasdaq: ATXI) is a specialty pharmaceutical company focused on the development and commercialization of therapies for the treatment of central nervous system diseases. Avenue is headquartered in New York City.

Forward-Looking Statements

This press release contains predictive or “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of current or historical fact contained in this press release, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “should,” “would” and similar expressions are intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to, risks and uncertainties arising from: expectations for increases or decreases in expenses; expectations for the clinical and pre-clinical development, manufacturing, regulatory approval, and commercialization of our pharmaceutical product candidate or any other products we may acquire or in-license; our use of clinical research centers and other contractors; expectations for incurring capital expenditures to expand our research and development and manufacturing capabilities; expectations for generating revenue or becoming profitable on a sustained basis; expectations or ability to enter into marketing and other partnership agreements; expectations or ability to enter into product acquisition and in-licensing transactions; expectations or ability to build our own commercial infrastructure to manufacture, market and sell our product candidate; acceptance of our products by doctors, patients or payors; our ability to compete against other companies and research institutions; our ability to secure adequate protection for our intellectual property; our ability to attract and retain key personnel; availability of reimbursement for our products; estimates of the sufficiency of our existing cash and cash equivalents and investments to finance our operating requirements, including expectations regarding the value and liquidity of our investments; the volatility of our stock price; expected losses expectations for future capital requirements; uncertainty surrounding the Baergic Bio acquisition; and those risks discussed in our filings which we make with the SEC. Any forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors.

Contacts:

Jaclyn Jaffe

Avenue Therapeutics, Inc.

(781) 652-4500

ir@avenuetx.com

Source: Avenue Therapeutics